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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           ---------------------------

                              ACCRUE SOFTWARE, INC.
                       (Name of Subject Company (Issuer))

                           ---------------------------

                              ACCRUE SOFTWARE, INC.
                        (Name of Filing Person (Offeror))

                           ---------------------------

 OPTIONS UNDER THE ACCRUE SOFTWARE, INC. 1996 STOCK PLAN, THE ACCRUE SOFTWARE,
     INC. 1999 DIRECTORS' STOCK OPTION PLAN, THE ACCRUE SOFTWARE, INC. 2000 NON-EXECUTIVE STOCK OPTION PLAN, THE NEOVISTA SOFTWARE, INC. 1991 INCENTIVE
   STOCK OPTION PLAN AND THE NEOVISTA SOFTWARE, INC. 1991 NON-QUALIFIED STOCK
       OPTION PLAN TO PURCHASE COMMON STOCK, PAR VALUE $0.001 PER SHARE,
          HAVING AN EXERCISE PRICE IN EXCESS OF $4.13 PER SHARE HELD BY
                   CERTAIN EMPLOYEE OR DIRECTOR OPTION HOLDERS
                         (Title of Class of Securities)

                           ---------------------------

                                    00437W102
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

                           ---------------------------

                                GREGORY S. CARSON
                             CHIEF FINANCIAL OFFICER
                              ACCRUE SOFTWARE, INC.
                               48634 MILMONT DRIVE
                            FREMONT, CALIFORNIA 94538
                                 (510) 580-4500
            (Name, address and telephone number of person authorized
        to receive notices and communications on behalf of filing person)

                                   COPIES TO:
                             JOHN V. BAUTISTA, ESQ.
                             PETER D. HADROVIC, ESQ.
                  VENTURE LAW GROUP, A PROFESSIONAL CORPORATION
                               2775 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 854-4488


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

                            CALCULATION OF FILING FEE


          Transaction valuation*              Amount of filing fee
          ----------------------              --------------------
                $621,898.00                         $57.22

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,681,923 shares of common stock of Accrue Software, Inc. having an aggregate value of $621,898.00 as of January 30, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals $0.000092 multiplied by the value of the transaction.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        Amount Previously Paid:         Not applicable.
        Form or Registration No.:       Not applicable.
        Filing party:                   Not applicable.
        Date filed:                     Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

        [ ]     third party tender offer subject to Rule 14d-1.

        [X]     issuer tender offer subject to Rule 13e-4.

        [ ]     going-private transaction subject to Rule 13e-3.

        [ ]     amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

The information in the Offer to Exchange, dated January 31, 2002 (the "Offer to Exchange"), attached hereto as Exhibit (a)(1), is incorporated herein by reference in response to all required Items except as set forth below.

Item 7. Source and Amount of Funds or Other Compensation.

        (d) Not applicable.

Item 8. Interest in Securities of Subject Company.

        (a) Not applicable.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

        (a) Not applicable.

Item 10. Financial Statements.

        (a) The information set forth in the Offer to Exchange in Section 9 ("Information Concerning Accrue") and Section 17 ("Additional Information"), and on pages 25 through 53 of the Company's Annual Report on Form 10-K/A for its fiscal year ended March 31, 2001, filed with the Securities and Exchange Commission on July 6, 2001, and on pages 2 through 7 of the Company's Quarterly Report on Form 10-Q/A for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on October 24, 2001, and on pages 3 through 7 of the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended September 29, 2001, filed with the Securities and Exchange Commission on November 13, 2001, and in the Company's press release attached as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2002, is incorporated herein by reference.

        (b)     Not applicable.

Item 11. Additional Information.

        (b)     Not applicable.

Item 12. Exhibits.

        (a)     (1)     Offer to Exchange, dated January 31, 2002 .

                (2)     Form of Letter of Transmittal.

                (3)     Form of Notice to Withdraw Tender.

                (4)     Form of Letter to Eligible Option Holders.

                (5)     Form of Letter to Tendering Option Holders.

                (6) Accrue Software, Inc. Annual Report on Form 10-K/A for its fiscal year ended March 31, 2001, filed with the Securities and Exchange Commission on July 6, 2001 and incorporated herein by reference.

                (7) Accrue Software, Inc. Quarterly Report on Form 10-Q/A for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on October 24, 2001 and incorporated herein by reference.

                (8) Accrue Software, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

                (9)     Company Press Release dated January 29, 2002, Exhibit
                        99.1 to the Current Report on Form 8-K filed with the Securities Exchange Commission on January 30, 2002 and incorporated by reference herein.

        (b)     Not applicable.

        (d)     (1)     Accrue Software, Inc. 1996 Stock Plan, filed as amended
                        as Exhibit 10.3 to the Accrue Software, Inc. Quarterly
                        Report on Form 10-Q for its fiscal quarter ended
                        September 30, 2000, filed with the Securities and Exchange Commission on November 14, 2000 and incorporated herein by reference.

                (2)     Accrue Software, Inc. 1999 Directors' Stock Option Plan,
                        Exhibit 10.15 to the Accrue Software, Inc. Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 27, 1999 and incorporated herein by reference.

                (3) Accrue Software, Inc. 2000 Non-Executive Stock Option Plan, Exhibit 4.6 to the Accrue Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 29, 2001 and incorporated herein by reference.

                (4) Neovista Software, Inc. 1991 Incentive Stock Option Plan, Exhibit 4.2 to the Accrue Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 1, 2000 and incorporated herein by reference.

                (5) Neovista Software, Inc. 1991 Non-Qualified Stock Option Plan, Exhibit 4.3 to the Accrue Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 1, 2000 and incorporated herein by reference.

                (6) Form of Option Agreement Pursuant to the Accrue Software, Inc. 1996 Stock Plan.

                (7) Form of Option Agreement Pursuant to the Accrue Software, Inc. 1999 Directors' Stock Option Plan,
                        Exhibit 10.15 to the Accrue Software, Inc. Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 27, 1999 and incorporated herein by reference.

                (8) Form of Option Agreement Pursuant to the Accrue Software, Inc. 2000 Non-Executive Stock Option Plan.

                (9) Form of Option Agreement Pursuant to the Neovista Software, Inc. 1991 Incentive Stock Option Plan.

                (10) Form of Option Agreement Pursuant to the Neovista Software, Inc. 1991 Non-Qualified Stock Option Plan.

                (11) Form of New Option Agreement Pursuant to the Accrue Software, Inc. 1996 Stock Plan.

        (g)     Not applicable.

        (h)     Not applicable.

Item 13. Information Required by Schedule 13E-3.

        (a)     Not applicable.

                                    SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.



                                                  Accrue Software, Inc.


                                                  /s/ Gregory S. Carson
                                                  -----------------------------
                                                  Gregory S. Carson
                                                  Chief Financial Officer


Date: January 31, 2002

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------
(a)(1) -      Offer to Exchange, dated January 31, 2002.

(a)(2) -      Form of Letter of Transmittal.

(a)(3) -      Form of Notice to Withdraw Tender.

(a)(4) -      Form of Letter to Eligible Option Holders.

(a)(5) -      Form of Letter to Tendering Option Holders.

(a)(6) Accrue Software, Inc. Annual Report on Form 10-K/A for its fiscal year ended March 31, 2001, filed with the Securities and Exchange
              Commission on July 6, 2001 and incorporated herein by reference.

(a)(7) Accrue Software, Inc. Quarterly Report on Form 10-Q/A for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on October 24, 2001 and incorporated herein by reference.

(a)(8) Accrue Software, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.

(a)(9)        Company Press Release dated January 29, 2002, Exhibit 99.1 to the
              Current Report on Form 8-K filed with the Securities and Exchange
              Commission on January 30, 2002 and incorporated by reference herein.

(d)(1)        Accrue Software, Inc. 1996 Stock Plan, filed as amended as Exhibit
              10.3 to the Accrue Software, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2000, filed with the Securities and Exchange Commission on November 14, 2000 and incorporated herein by reference.

(d)(2)        Accrue Software, Inc. 1999 Directors' Stock Option Plan, Exhibit
              10.15 to the Accrue Software, Inc. Registration Statement on Form
              S-1 filed with the Securities and Exchange Commission on May 27,
              1999 and incorporated herein by reference.

(d)(3)        Accrue Software, Inc. 2000 Non-Executive Stock Option Plan,
              Exhibit 4.6 to the Accrue Software, Inc. Registration Statement on
              Form S-8 filed with the Securities and Exchange Commission on June
              29, 2001 and incorporated herein by reference.

(d)(4)        Neovista Software, Inc. 1991 Incentive Stock Option Plan, Exhibit
              4.2 to the Accrue Software, Inc. Registration Statement on Form
              S-8 filed with the Securities and Exchange Commission on February
              1, 2000 and incorporated herein by reference.

(d)(5)        Neovista Software, Inc. 1991 Non-Qualified Stock Option Plan,
              Exhibit 4.3 to the Accrue Software, Inc. Registration Statement on
              Form S-8 filed with the Securities and Exchange Commission on February 1, 2000 and incorporated herein by reference.

(d)(6)        Form of Option Agreement Pursuant to the Accrue Software, Inc.
              1996 Stock Plan.

EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------
(d)(7)        Form of Option Agreement Pursuant to the Accrue Software, Inc.
              1999 Directors' Stock Option Plan, Exhibit 10.15 to the Accrue
              Software, Inc. Registration Statement on Form S-1 filed with the
              Securities and Exchange Commission on May 27, 1999 and
              incorporated herein by reference.

(d)(8)        Form of Option Agreement Pursuant to the Accrue Software, Inc.
              2000 Non-Executive Stock Option Plan.

(d)(9)        Form of Option Agreement Pursuant to the Neovista Software, Inc.
              1991 Incentive Stock Option Plan.

(d)(10)       Form of Option Agreement Pursuant to the Neovista Software, Inc.
              1991 Non-Qualified Stock Option Plan.

(d)(11)       Form of New Option Agreement Pursuant to the Accrue Software, Inc.
              1996 Stock Plan.



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